ShengdaTech, Inc. Announces Formation of Special Committee

Shanghai - March 15, 2011 -  Shengdatech, Inc. (“ShengdaTech” or the “Company”) (NASDAQ: SDTH), a leading manufacturer of nano-precipitated calcium carbonate (“NPCC”) in China announced that it had appointed a special committee of the Board of Directors to investigate potentially serious discrepancies and unexplained issues relating to the Company and its subsidiaries’ financial records identified by the Company’s auditors in the course of their audit of the consolidated financial statements for the fiscal year ended December 31, 2010.

The special committee is composed of the independent directors comprising the Company’s audit committee.  As a result, the audit committee retained O’Melveny & Myers LLP as independent outside counsel, which has initiated an internal investigation.  The outside counsel to the committee has notified the Staff of the Securities and Exchange Commission of the commencement of the internal investigation.  Given that the investigation only recently commenced, the Company cannot predict at this time whether that investigation will require any adjustments to its financial statements, and if so whether such adjustments will be material.

Due to the pendency of the internal investigation, the Company will not be able to file its Annual Report on Form 10-K in a timely manner.  The Company cannot at this time estimate when the internal investigation of the relevant issues will conclude.  The Company intends to file the Form 10-K as soon as reasonably practicable.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing, and selling nano-precipitated calcium carbonate products.  The Company converts limestone into NPCC using its proprietary and patent-protected technology.  NPCC products are increasingly used in tires, paper, paints, building materials, and other chemical products.  In addition to its broad customer base in China, the Company currently exports to Singapore, Thailand, South Korea, Malaysia, India and Latvia.  For more information, contact CCG Investor Relations directly or go to ShengdaTech’s website at http://www.shengdatechinc.com